Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2007 Stock Plan, as amended, 2014 Equity Incentive Plan, and 2014 Employee Stock Purchase Plan of Neothetics, Inc. of our report dated June 20, 2014 except for the retroactive effect of the one for 6.10 reverse stock split as described in paragraph 3 of Note 10, as to which the date is November 7, 2014, with respect to the financial statements of Neothetics, Inc. included in its Registration Statement (Form S-1 No. 333-199449), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 19, 2014